Exhibit 5.4

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

March 25, 2025

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada M5X 1A1

Ladies and Gentlemen:

Bank of Montreal, a Canadian chartered bank (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 on March 3, 2025 and a Pre-Effective Amendment No. 1 thereto on March 24, 2025 (together, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, (i) the Bank’s Senior Medium-Term Notes, Series D (the “Series D Notes”); (ii) the Bank’s Senior Medium-Term Notes, Series E (the “Series E Notes”); (iii) the Bank’s Senior Medium-Term Notes, Series F (the “Series F Notes”); (iv) the Bank’s Senior Medium-Term Notes, Series G (the “Series G Notes”); (v) the Bank’s Senior Medium-Term Notes, Series I (the “Series I Notes”); and (vi) the Bank’s Senior Medium-Term Notes, Series K (the “Series K Notes” and, together with the Series D Notes, the Series E Notes, the Series F Notes, the Series G Notes and the Series I Notes, the “Notes”). The Series D Notes, the Series E Notes and the Series F Notes will be issued from time to time pursuant to the Senior Indenture dated as of January 25, 2010, as amended and supplemented by the First Supplemental Indenture dated as of September 23, 2018 (the “First Supplemental Indenture”) (as so amended and supplemented, the “Original Indenture”), between the Bank and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association (the “Original Trustee”). The Series G Notes will be issued from time to time pursuant to the Original Indenture, as amended and supplemented by the Second Supplemental Indenture dated as of May 17, 2021 (as so amended and supplemented, the “Series G Indenture”), among the Bank, the Original Trustee and the Bank of New York Mellon, as series trustee (the “Series Trustee”). The Series I Notes will be issued from time to time pursuant to the Original Indenture, as amended and supplemented by the Third Supplemental Indenture dated as of May 26, 2022 (as so amended and supplemented, the “Series I Indenture”), among the Bank, the Original Trustee and the Series Trustee. The Series K Notes will be issued from time to time pursuant to the Original Indenture, as amended and supplemented by the Fourth Supplemental Indenture dated as of March 25, 2025 (as so amended and supplemented, the “Series K Indenture”), among the Bank, the Original Trustee and the Series Trustee. The Original Indenture, the Series G Indenture, the Series I Indenture and the Series K Indenture are collectively referred to herein as the “Indentures” and each an “Indenture”.

We have been appointed by you as your special United States products counsel, and we have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Bank that we reviewed were and are accurate and (vii) all representations made by the Bank as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when (A) the specific terms of a particular series of Notes have been duly authorized and established in accordance with the applicable Indenture; and (x) in the case of Notes represented by a master global note, (i) such Notes have been duly authorized, executed and authenticated in accordance with the applicable Indenture, (ii) such Notes have been duly issued in accordance with the applicable Indenture, (iii) the applicable trustee has made the appropriate entries or notations to the master global note that represents such Notes and (iv) such Notes have been delivered in accordance with the applicable underwriting or other distribution agreement against payment therefor; or (y) in the case of Notes represented by a global note, such Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the applicable Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of the Bank, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (iii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that at or prior to the time of the delivery of any Notes, (i) pursuant to the authority granted by the Board of Directors of the Bank, duly authorized officers of the Bank shall have established the terms of the Notes and duly authorized the issuance, execution, sale and delivery of the Notes, in each case as a matter of Canadian, Québec and Ontario law, and such authorization shall not have been modified or rescinded; (ii) the Bank is, and will remain, validly existing as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Notes, (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Indentures, any master global note and the Notes (the “Documents”) have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Bank); (v) the Notes will be executed in substantially the form reviewed by us; (vi) the execution and delivery by each such party to each Document to which it is a party, and the performance by each such party of all of its obligations under each Document to which it is a party, (x) do not contravene, or constitute a default under, the articles or certificate of incorporation or bylaws or other constitutive documents of such party, (y) require no action by or in respect of, or filing with, any governmental body, agency or official and (z) do not and will not contravene, or constitute a default under, any provision of applicable law or public policy or regulation, or any judgment, injunction, order, decree or any agreement or other instrument binding on any such party; and (vii) there shall not have occurred any change in law affecting the validity or enforceability of such Notes. We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by the Bank with the terms of such Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Bank, or any restriction imposed by any court or other governmental body, agency or official having jurisdiction over the Bank.

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In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Notes payable in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency in which a particular Note is payable into United States dollars will depend upon various factors, including which court renders the judgment. However, if a judgment for money in an action based on the Notes were entered by a New York court, such court would enter the judgment in the foreign currency.

We express no opinion with respect to (i) Section 301(b) of the Original Indenture or (ii) any provision of the First Supplemental Indenture insofar as it relates to Bail-inable Securities (as defined in the First Supplemental Indenture), including, but not limited to, Article 16 “Canadian Bail-In And Bail-In Acknowledgment” thereof. In addition, we express no opinion with respect to choice-of-law provisions of the Indenture (except to the extent that the laws of the State of New York have been chosen as the governing law of the Indenture).

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank, dated March 25, 2025.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Bank on the date hereof and its incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Bank with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, [when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein] [when the notes offered by this pricing supplement have been issued by the Bank pursuant to the Indenture, the trustee has made the appropriate entries or notations to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein], such notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; [or] (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above [or (iii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest]. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of

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Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the [notes][master note] and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to the report on Form 6-K referred to above. [This opinion is also subject to the discussion, as stated in such opinion, of the enforcement of notes denominated in a foreign currency.]”

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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